Exhibit 21
                  Escalade, Incorporated and Subsidiaries

                 List of Subsidiaries at December 28, 1996




Parent                              State of Other    Percent of Voting
                                   Jurisdiction of    Securities Owned
                                     Incorporation        by Parent

Escalade, Incorporated              Indiana

Subsidiaries
Indian Industries, Inc. (1)         Indiana                     100%
Martin Yale Industries, Inc. (1)    Indiana                     100%
Harvard Sports, Inc. (1)            California                  100%
Escalade, International Limited (1) United Kingdom              100%


(1)Each subsidiary company so designated has been included in Consolidated Financial Statements for all periods following its acquisition. See Notes to Consolidated Financial Statements.